Exhibit 10.2

RESTRICTED STOCK AGREEMENT
FOR
MARCO GARIBALDI

This RESTRICTED STOCK AGREEMENT (the "Agreement") is made and entered into effective as of May 9, 2013 (the "Effective Date") by and between SOURCE FINANCIAL, INC., a Delaware corporation ("Company"), and MARCO GARIBALDI ("Mr. Garibaldi").

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company and its shareholders to provide incentive to Mr. Garibaldi to remain with the Company by making this grant of common stock in accordance with the terms and subject to the conditions provided in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Award of Restricted Stock. The Board hereby grants to Mr. Garibaldi, One Million (1,000,000) shares of the common stock of the Company (the "Common Stock," collectively the "Subject Shares"), which shares are and shall be subject to the terms, provisions and restrictions set forth in this Agreement.

2. Right of First Refusal.

(a) Subject to the terms of this Section, Mr. Garibaldi will not sell or transfer, or offer to sell or transfer, any of the Subject Shares to any Person, without first offering the Subject Shares to be sold or transferred to the Company on the terms and conditions set forth herein.

(b) Upon Mr. Garibaldi proposing or receiving a bona fide offer that is subject to Section 2(a) above, Mr. Garibaldi shall promptly provide the Company with written notice thereof. If, during the three (3) Business Day period immediately following the date that the Company receives such notice from Mr. Garibaldi, (i) the Company notifies Mr. Garibaldi that it declines to accept such offer to purchase such Subject Shares or (ii) the Company fails to notify Mr. Garibaldi that it wishes to so purchase such Subject Shares, then Mr. Garibaldi may thereafter sell such Subject Shares on the same terms and conditions as had been provided to the Company, at any time on or before that date which is 90 days after the expiration of such three (3) Business Day period. If such Subject Shares are not so sold during such 90-day period, the terms and conditions of this Section shall be deemed to automatically re-apply to such Subject Shares.Notwithstanding the foregoing, if it was the intention of Mr. Garibaldi to sell any of the Subject Shares in a public forum, for example, through an exchange or electronic system, on which the Company’s Common Stock, for purposes of determining the “price per Subject Share offered to Mr. Garibaldi” as used below, the price shall be the last sale price or the average of the closing bid and asked prices on the day trading immediately preceding the day on which notice of proposed sale is given to the Company by Mr. Garibaldi.Further, if the Company elects not to purchase the offered Subject Shares, Mr. Garibaldi shall be permitted to sell the offered Subject Share on the public market for the aforementioned ninety (90) day period without regard to the price to be paid.

(c) If (i) the Company notifies Mr. Garibaldi that it intends to purchase the offered Subject Shares and (ii) the Company is then legally permitted to purchase the Subject Shares so offered in accordance with the laws of its state of incorporation, the Company shall deliver full payment in cash for such Subject Shares to Mr. Garibaldi against delivery of the stock certificates for such Subject Shares within five (5) Business Days following its giving of such notice of acceptance to Mr. Garibaldi. The purchase price per Subject Share to be paid by the Company in payment therefor will be equal to (x) the price per Subject Share offered to Mr. Garibaldi by such third party, minus (y) $2.00 (the "First Refusal Discount Amount"). In the event the shares of Common Stock of the Company are subdivided into a greater number of shares of Common Stock, the First Refusal Discount Amount in effect on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, in the event the shares of Common Stock of the Company shall be combined into a smaller number of shares of Common Stock, the First Refusal Discount Amount in effect on the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately upon the effectiveness of such subdivision or combination.

(d) For the purposes of this Agreement, (i) "Subject Shares" shall mean the 1,000,000 shares of Common Stock acquired by Mr. Garibaldi pursuant to Section 1, plus any shares of Common Stock, other capital stock or any other security or securities issued with respect thereto or in exchange therefor, in connection with any stock dividend, stock split, reverse split, recapitalization or similar corporate event involving the Common Stock, and (ii) "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banks are authorized or required to be closed in the State of Texas.

(e) Nothing contained in this Section shall be deemed to prohibit or restrict any transfer or assignment of any of the Subject Shares (i) to the Company, (ii) by way of gift, donation, bequest, descent or distribution or any other transfer to a trust, limited partnership or pursuant to a will or any other estate planning or estate administration process, provided that as a condition to any such permitted transfer, the assignee of the Subject Shares must expressly agree in writing to assume the restrictions against transfer and the obligations of his or its assignor set forth in this Section to the same extent as such assignor, or (iii) by operation of law, court order or judicial process. The restrictions contained in this Section shall apply only to the Subject Shares and shall not apply to any other shares of Common Stock or any other securities of the Company that are held or beneficially owned by Mr. Garibaldi whatsoever, whether now owned, hereafter acquired or otherwise.

3. Delivery of Restricted Stock.

One or more stock certificates evidencing the Subject Shares shall be issued in the name of Mr. Garibaldi. All such stock certificates shall bear the following legends, along with such other legends that the Board shall deem necessary and appropriate or which are otherwise required or indicated pursuant to any applicable stockholders agreement:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION UNDER THE 1933 ACT AND SUCH OTHER APPLICABLE LAWS (AS APPLICABLE) IS IN EFFECT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND LAWS AS CONFIRMED TO THE ISSUER BY AN OPINION (IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER) OF COUNSEL (SATISFACTORY TO THE ISSUER).

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

4. Taxes.

Mr. Garibaldi shall be responsible for all Federal tax imposed on him under the Internal Revenue Code of 1986, as amended (the "Code"), and any state or local tax code or regulations, if applicable, together with any interest or penalties incurred by Him with respect to any such taxes (collectively, the "Taxes"), as a result of being awarded the Subject Shares (the "Restricted Stock Award").

5. Rights with Respect to Restricted Stock.

(a) Except as otherwise provided in this Agreement, Mr. Garibaldi shall have, with respect to all of the Subject Shares, all of the rights of a holder of shares of common stock of the Company, including without limitation (i) the right to vote the Subject Shares, (ii) the right to receive cash dividends, if any, as may be declared on the Subject Shares from time to time, and (iii) the rights available to all holders of shares of common stock of the Company upon any merger, consolidation, reorganization, liquidation or dissolution, stock split-up, stock dividend or recapitalization undertaken by the Company; provided, however, that all of such rights shall be subject to the terms, provisions, conditions and restrictions set forth in this Agreement.

(b) Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Subject Shares awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Subject Shares and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Subject Shares includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6. Transferability. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Mr. Garibaldi. Any attempt to Transfer any of the Subject Shares without complying with the terms of this Agreement shall be void. For purposes of this Agreement, "Transfer" shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7. Amendment, Modification & Assignment; Non-Transferability. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Mr. Garibaldi's rights hereunder) may not be assigned by Mr. Garibaldi, and the obligations of Mr. Garibaldi hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on Mr. Garibaldi and his heirs and legal representatives and on the successors and assigns of the Company.

8. Complete Agreement. This Agreement embodies the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

9. Miscellaneous.

(a) No Right to Continued Employment or Service. This Agreement and the grant of Subject Shares hereunder shall not confer, or be construed to confer, upon Mr. Garibaldi any right to employment or service, or continued employment or service, with the Company or any related entity.

(b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any related entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c) Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Subject Shares hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d) Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(e) Interpretation. Mr. Garibaldi accepts the Subject Shares subject to all of the terms, provisions and restrictions of this Agreement.

(f) Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(g) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to Mr. Garibaldi, to:	to his address on file with the Company

If to the Company, to:	1093 Broxton Avenue Suite 210 Los Angeles, CA 90024 Attn: President

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest written direction from such party.

(h) Non-Waiver of Breach. The waiver by any party hereto of the other party's prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(i) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first written above.

SOURCE FINANCIAL, INC.

By: /s/ Edward C. DeFeudis
An Authorized Party

AGREED AND ACCEPTED:

/s/ Marco Garibaldi
Marco Garibaldi